EXHIBIT 99.1
Community Capital Bancshares Announces
Third Quarter Results of Operations

ALBANY, Ga., November 1, 2007 – Community Capital Bancshares Inc. (Nasdaq: ALBY) today announced earnings for the nine months ended September 30, 2007 of $35,000 or $0.01 per basic share.  This compares with $1,341,000 or $0.46 per basic share for the nine months ended September 30, 2006.  For the three months ended September 30, 2007, the Company incurred a loss of $447,000 or $0.15 per basic share, in comparison to the $ 570,000 or $ 0.19 per basic share made during the same period of 2006.

Net income for the three months ended was negatively impacted by an additional loan loss provision of   $ 600,000 necessary to provide for a potential loss on a single large construction loan.   For the nine months ended September 30, 2007 the provision for loan losses was $1,344,000 as compared to the 2006 amount of $937,000.

Total assets as of September 30, 2007 were $248,840,000 as compared to $325,278,000 as of September 30, 2006.  The decreased level of assets is the result of loan payoffs from the former loan production office in Charleston, South Carolina and the efforts by the subsidiary Banks to remain compliant with the capital provisions of the Formal Agreements with the OCC.

John H. Monk Jr., President and CEO commented “While the Company was not directly impacted by the effects of sub-prime lending, our markets are not immune from the conditions experienced by the majority of real estate markets in the country. We continue to monitor our exposures in real estate loans and provide the necessary loan loss reserves when weak loans are identified.  As these loans are identified, we take all necessary steps to protect the Company’s position.  Our exposure in this area is a small number of larger out of market loans for residential acquisition and development. ”

About Community Capital Bancshares
Headquartered in Albany, Georgia, Community Capital Bancshares is the $249 million-asset holding company for Albany Bank & Trust and AB&T National Bank. Albany Bank & Trust has three banking locations in Albany, Georgia, while AB&T National Bank has offices in Dothan, Ala., and Auburn, Ala. The Company’s common stock is traded on the Nasdaq Capital Market under the symbol “ALBY”. For more information, please visit the Company’s website at www.comcapbancshares.com or contact David J. Baranko, CFO at 229-446-2201.

The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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EXHIBIT 99.1

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
September 30, 2007 and 2006

Assets	2007	2006

Cash and due from banks	$7,488,835	$12,452,969
Federal funds sold	19,364,000	6,881,000
Securities available for sale, at fair value	53,542,310	40,782,625

Loans	151,808,767	244,303,849
Less allowance for loan losses	5,381,178	3,612,901
Loans, net	146,427,589	240,690,948

Premises and equipment	6,657,426	9,415,781
Goodwill and other intangible assets	2,546,135	2,583,683
Other assets	12,814,037	12,470,864

	$248,840,332	$325,277,870

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$20,520,867	$29,813,633
Interest-bearing	170,039,814	234,378,573
Total deposits	190,560,681	264,192,206
Other borrowings	29,124,000	31,124,000
Other liabilities	1,961,090	2,425,154
Total liabilities	221,645,771	297,741,360

Total stockholders' equity	27,194,561	27,536,510
	$248,840,332	$325,277,870

EXHIBIT 99.1

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Interest income
Loans	$3,360,340	$5,556,428	$12,259,924	$15,809,774
Investments	811,196	500,224	1,882,166	1,631,853
Total interest income	4,171,536	6,056,652	14,142,090	17,441,627

Interest expense
Deposits	2,050,854	2,681,322	6,521,700	7,401,782
Other borrowed money	317,857	399,092	1,079,343	1,260,228
Total interest expense	2,368,711	3,080,414	7,601,043	8,662,010

Net interest income	1,802,825	2,976,238	6,541,047	8,779,617
Provision for loan losses	660,000	124,500	1,344,000	937,000
Net interest income after provision for loan losses	1,142,825	2,851,738	5,197,047	7,842,617

Other income
Service charges on deposit accounts	229,335	302,769	695,162	957,924
Other operating income	176,539	450,997	763,823	1,201,814
Total other income	405,874	753,766	1,458,985	2,159,738

Other expenses
Salaries and employee benefits	1,198,885	1,456,605	3,572,606	4,174,538
Equipment and occupancy expenses	310,887	354,144	894,339	988,860
Other operating expenses	749,682	939,579	2,226,929	2,854,140
Total other expenses	2,259,454	2,750,328	6,693,874	8,017,538
Income (loss) before income taxes	(710,755)	855,176	(37,842)	1,984,817
Income tax expense (benefit)	(263,770)	284,777	(73,001)	643,129

Net income (loss)	$(446,985)	$570,399	$35,159	$1,341,688

Basic earnings per share	$(0.15)	$0.19	$0.01	$0.46

Diluted earnings per share	$(0.15)	$0.18	$0.01	$0.44